Exhibit 99.1

Ampio Announces Positive Preliminary Update on the Optina™ Clinical Trial to Treat Diabetic Macular Edema and Decision to Conclude the Study Ahead of Schedule

- Company will request a meeting with FDA in order to initiate U.S. registration studies

GREENWOOD VILLAGE, Colo., March 19, 2012 /PRNewswire/ — Ampio Pharmaceuticals, Inc. (Nasdaq: AMPE—News), a biopharmaceutical company conducting clinical trials on its three lead drugs (Zertane™ completed two phase III studies, Ampion™-completed proof of concept studies and Optina™), licensing distribution of these drugs and engaged in further drug development, today announced that it completed the planned interim review of the first 50% of patients enrolled in the Optina™ trial for diabetic macular edema.

Conducted at St. Michael Hospital in Toronto Canada, the trial explored the safety and efficacy of twice-daily oral doses of Optina™, to reduce macular edema as determined by OCT (optical coherence tomography). OCT is a measure of the thickness of the macula, the area of the retina responsible for color and sharp vision. Macular edema, or swelling of that part of the retina, is a common consequence of diabetes and is the first step in the development of diabetic blindness.

According to Dr. Vaughan Clift, Chief Regulatory Officer of Ampio, “A preliminary assessment, of the primary end point (OCT) indicates a beneficial and consistent effect with the ultra-low dose of Optina™ at 4 and 12 weeks of treatment and no apparent benefit at the high dose. These preliminary results are in keeping with the in-vitro data, which demonstrated a biphasic effect of the drug (effective in reducing vascular permeability at very low doses and cessation of these beneficial effects at the higher doses, which are used clinically for other approved indications).”

Dr. Clift continued, “Based on these positive and encouraging results and the potential of lack of efficacy at the higher doses, both doses being present in this study, Ampio decided to conclude this study ahead of schedule and to proceed with the preparation of a consultation package for the FDA that includes the basic science and clinical results for discussion of the design of a pivotal trial in the US under the 505(b)2 regulation for repurposed drugs. A detailed analysis of the study results will follow pending the completion of data analysis by our CRO.”

About Diabetic Retinopathy, Diabetic Macular Edema and current treatments

Dr. David Bar-Or, Chief Scientific Officer of Ampio, noted, “Diabetic retinopathy is damage to the retina of the eyes caused by complications of diabetes mellitus and often resulting in loss of visual acuity and blindness. Macular edema of the eyes is often an early form of diabetic retinopathy that causes significant vision loss. Almost all Type 1 diabetics and more than 60% of Type 2 diabetics will develop retinopathy.

“There is no effective daily drug treatment for diabetic retinopathy other than general measures, such as controlling blood sugar, hypertension, blood lipids, etc. Due to the global diabetes epidemic, diabetic retinopathy is recognized as a high unmet medical need that would benefit from having oral therapeutic options available. The only treatments available for macular edema now are laser therapy, injection or implantation of drugs into or around the eyeball (not approved in the US or Canada). To our knowledge, Optina™ is the only proposed oral treatment for this condition.”

About Optina™

Ampio is developing Optina™, an orally administered ultra low dose of danazol, for the treatment of diabetic macular edema (DME). Ampio’s Chief Scientific Officer discovered an unexpected activity in his investigation of the mechanism of action of danazol: very low doses reversed inflammation induced increases in the permeability of blood vessels, thus reducing vascular leakage. Dr. Bar-Or subsequently managed in-vitro studies that suggested this effect may reduce the vasogenic edema produced by various vascular leak syndromes, including diabetic macular edema (DME) which can impair vision and cause blindness The specific Optina dosages used in the trial are proprietary and subject to multiple patent filings.

Danazol, a derivative of the synthetic steroid ethisterone, was approved by the FDA in the 1970s for endometriosis and, more recently, for other chronic indications, including hereditary angioedema, ITP and fibrocystic disease of the breast.

About Ampio

Ampio Pharmaceuticals, Inc. develops innovative proprietary drugs for inflammation, eye disease, kidney disease, CNS disease, metabolic disease and male sexual dysfunction. The product pipeline includes new uses for previously approved drugs and new molecular entities (“NMEs”). By concentrating on development of new uses for previously approved drugs, approval timelines, costs and risk of clinical failure are reduced because these drugs have strong potential to be safe and effective while their shorter development times can significantly increase near term value. A key strategy includes actively exploring partnership, licensing and other collaboration opportunities to maximize Ampio’s product development programs. For more information about Ampio, please visit our website, www.ampiopharma.com.

Forward-Looking Statements

Ampio’s statements in this press release that are not historical fact and that relate to future plans or events are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by use of words such as “believe,” “expect,” “plan,” “anticipate,” and similar expressions. These forward-looking statements include risks associated with clinical trials, expected results, regulatory approvals, successful commercialization and marketing of Zertane™ and the combination drug in Korea, and changes in business conditions and similar events. The risks and uncertainties involved include those detailed from time to time in Ampio’s filings with the Securities and Exchange Commission, including Ampio’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.